Testing the Waters Materials Related to Series #NESWWF

#NESWWF

'89 NES WWF WRESTLEMANIA

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WRESTLEMANIA

CURRENT VALUE: $18,000

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#NESWWF

'89 NES WWF WRESTLEMANIA

FINANCIALS

Initial Offering Share Price	$3.00
Number of Shares	6,000
Initial Offering Market Cap.	$18,000
Storage Location	Rally

ASSET SPECIFICATIONS

Game	WWF Wrestlemania
System	NES
Manufacturer	Rare
Production Year	1989
Box Variant	Rev-A, Round SOQ
Rarity	1 of 3 (Wata 9.6 A+)
Authentication	Wata
Box Grade	9.6
Seal Rating	A+
Certification No.	578190-086

#NESWWF | $18K

COMPARABLE ASSET VALUE



ASSET VALUE
+455.6%

TRANSACTIONS
10

"WWF WrestleMania had the WWF personality, and that got it over every other wrestling game before it. A monster franchise was born."

IGN
June 2012

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#NESWWF

'89 NES WWF WRESTLEMANIA

While the NES changed the face of home gaming in the late '80s with a laundry list of classic games, one niche remained lackluster: Wrestling. Despite a few attempts to create wrestling games for the NES, most disappointed gamers and wrestling fans alike. That changed in 1989 with the release of WWF WrestleMania — the first licensed game to feature real wrestlers by name. #NESWWF is a 1989 NES WWF WrestleMania Video Game graded Wata 9.6 A+. Featuring stars like Hulk Hogan and Andre the Giant, #NESWWF is 1 of the 4 highest graded copies from its early print-run variant in the Wata population.

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#NESWWF | *Visuals*

WWF Wrestlemania featured six wrestlers: Hulk Hogan, Andre the Giant, “Macho Man” Randy Savage, “The Million Dollar Man” Ted DiBiase, Bam Bam Bigelow, and The Honky Tonk Man.

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#NESWWF | *Timeline*

Oct. 1985 The Nintendo Entertainment System and Super Mario Bros. is launched in New York City as a test market, followed by a February 1986 release in Los Angeles.

Sep. 1986 The NES is given a full North American release and Nintendo subsequently sells over 60 million units worldwide.

Oct. 1986 Tag Team Wrestling is ported to the NES as one of the console's earliest wrestling titles. Critics pan the game for its basic mechanics and "boring" gameplay.

Jan. 1989 WWF WrestleMania is released, giving fans the first licensed game to feature real wrestlers. #NESWWF is printed.

Dec. 2008 The Wrestler is released in theaters starring Mickey Rourke, who would receive an Oscar nomination for his portrayal of an aging professional wrestler dealing with life after his glory days. The film features a fictional NES wrestling game inspired by WWF WrestleMania.

Aug. 2021 Rally enters into an agreement to acquire #NESWWF and offer it on the Rally platform.